Exhibit 99.1

For more information,
contact:	Richard T. Brock Chief Executive Officer rbrock@firstwave.net 770-250-0351

Firstwave Reports Third Quarter Results for 2006

Revenue improvement and increased cash position

ATLANTA, November 8, 2006 - Firstwave Technologies, Inc. (NASDAQ: FSTW) today announced financial results for the third quarter ended September 30, 2006. Firstwave reports revenue improvements in all categories when compared to the amounts reported in the prior quarter and four consecutive quarters of increased cash position.

Third Quarter 2006 compared to Second Quarter 2006
Firstwave’s software revenues of $59,000 increased 40.5% in the third quarter of 2006 as compared to software revenues of $42,000 in the second quarter of 2006, excluding a one-time transaction of software revenues of $500,000. The Company has already closed four transactions in the fourth quarter of 2006 contributing $50,000 in software revenues. A fifth transaction for $28,500 in software revenues has been signed in the fourth quarter subject to an acceptance clause that the Company believes will clear by November 30, 2006. Three of these transactions are with existing customers, while two are with new large customers, providing additional confirmation of the quality and cost-effectiveness of Firstwave’s technologies.

The significant increase in professional services revenues in the third quarter of 2006 of $98,000 as compared to $20,000 in the second quarter of 2006 reflects the improvements from the Company’s direct and channel strategy. Based on work orders already signed in addition to other work orders expected to be signed in the fourth quarter of 2006, Firstwave anticipates continuing improvement in its professional services revenues.

“Excluding the one time transaction of $500,000 in software revenues from the unusual and one time sale of intellectual property to Galactus Software in the second quarter, total revenues for the third quarter of 2006 increased 27.3% to $583,000 from $458,000 in the second quarter of 2006,” said Richard Brock, CEO of Firstwave.

Firstwave has modified its go-to-market strategy by hiring direct sales and professional services staff with the expectation of further boosting revenues and profits. The relationship with M1 Global announced on October 10, 2005 has been profitable and has resulted in small projects with several new customers who are using our product on a hosted basis. M1 Global and Firstwave are continuing to explore ways to improve their respective revenue generation activities, and the outsourcing arrangement has been adjusted favorably to Firstwave to reflect the lower levels of expenses being incurred by M1 on an ongoing basis. Both companies continue to pursue joint opportunities.

During the third quarter of 2006, the Company recorded an impairment charge of $51,000 to write-down an investment to its new carrying value of $15,000. Also recorded in the third quarter of 2006 is a $20,000 compensation charge relating to stock options as now required in accordance with generally accepted accounting principles. Future quarters will also include such non-cash expenses for stock options.

“I am pleased with our results for the third quarter of 2006 which includes a net loss from operations of only $22,000 during a quarter in which we expended considerable effort to make major advances in our technology and to expand the market for our products and services,” said Richard Brock. “Based upon reasonable expectations of revenues and collections, we believe we will continue to realize revenue growth and positive cash flows in the fourth quarter of 2006.”

The Company is also issuing two other press releases today, describing a major upgrade of technologies and a major expansion of solution offerings. Full details of the Company’s new offerings and product enhancements can be found at our enhanced website, www.Firstwave.net. Because of these significant other announcements, the Company has elected to give limited guidance but is not setting a precedent for giving guidance in future periods.

Third Quarter 2006 compared to Third Quarter 2005
Net loss applicable to common shareholders from continuing operations for the third quarter of 2006 improved 84.3% to a net loss of $114,000 from a net loss of $728,000 in the third quarter of 2005. Net loss per basic and diluted share from continuing operations was $0.04 for the third quarter of 2006 compared to a net loss per basic and diluted share of $0.27 per basic and diluted share for the third quarter of 2005. For the nine months ended September 30, 2006, the net loss applicable to common shareholders was $90,000, or $0.03 per basic and diluted share, compared to a net loss of $1,762,000 for the nine months ended September 30, 2005, or $0.65 per basic and diluted share.

Software revenues from continuing operations decreased 75.5% to $59,000 in the third quarter of 2006 from $241,000 in the third quarter of 2005. For the nine months ended September 30, 2006, software revenues from continuing operations increased 56.5% to $648,000 from $414,000 for the nine months ended September 30, 2005. Professional services revenues from continuing operations decreased 50.8% to $98,000 in the third quarter of 2006 from $199,000 in the third quarter of 2005. For the nine months ended September 30, 2006, professional services revenues from continuing operations decreased 63.2% to $212,000 from $576,000 for the nine months ended September 30, 2005. Maintenance revenues from continuing operations decreased 12.7% to $420,000 during the third quarter of 2006 from $481,000 in the third quarter of 2005. For the nine months ended September 30, 2006, maintenance revenues from continuing operations decreased 18.6% to $1,274,000 in 2006 from $1,566,000 for the nine months ended September 30, 2005. Total revenues from continuing operations for the third quarter of 2006 decreased 37.2% to $583,000 from $928,000 in the third quarter of 2005. For the nine months ended September 30, 2006, total revenues from continuing operations decreased 17.8% to $2,140,000 from $2,602,000 for the nine months ended September 30, 2005.

“Our net loss has decreased significantly compared to prior years in part due to the reduction of our expenses to match our lower revenues” said Richard Brock.

Cash Balance
Firstwave reported a cash balance of $963,000 at September 30, 2006 which represents positive cash flows for the quarter of $47,000 and the fourth consecutive quarter of positive cash flows. The Company continues to carry no debt.

ABOUT FIRSTWAVE

Firstwave® Technologies, Inc. is a provider of demand generation, lead leakage and revenue retention solutions built on top of the company’s suite of CRM (Customer Relationship Management) products. Firstwave’s solutions increase visibility throughout the sales cycle, keeping customer pipelines perpetually full of qualified leads, their prospects warm, and their customers loyal. With 20 years of sales management software, Firstwave’s modular internet marketing, sales lead and customer management solutions, customers achieve results at every opportunity.

Firstwave is headquartered in Atlanta, Georgia. For more information, visit the Company's web site at www.firstwave.net or call 1-800-540-6061.
###

### NOTE: Except for historical information contained herein, the matters set forth in this communication are “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by words such as will, expect, intends, believe, anticipates, should and words of similar meaning. Firstwave Technologies, Inc. (the “Company”) notes that the forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, such as potential fluctuations in quarterly results due to delays in purchase decisions and other adverse market conditions, whether the parties will be able to successfully launch a combined product offering and develop any significant customer following from the transactions described in this release, the Company's dependence on other parties to continue to perform under the agreements described in this release, whether the Company will be able to continue diversification of its revenues, competition and technological developments, the Company’s capital requirements and other liquidity concerns, the Company's ability to continue to comply with NASDAQ listing requirements, and the size, timing, and contractual terms of orders, and also the risks and uncertainties discussed under the caption “Certain Factors Affecting Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission (“SEC”), which discussions are incorporated herein by this reference. The information set forth herein is provided as of the date hereof. The Company does not assume, and expressly disclaims, any duty or obligation to update any of the information presented herein with respect to its consolidated operations or anticipated performance in 2006 or beyond.

Firstwave Technologies, Inc.
Selected Financial Information
(in thousands, except per share data)

Consolidated Statement of Operations	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2005	2006	2005	2006

Net Revenues	$928	$583	$2,602	$2,140

Income (Loss) from continuing operations before income taxes	(657)	(44)	(1,419)	122

Income (Loss) from continuing operations after income taxes	(657)	(44)	(1,419)	122

Income (Loss) from discontinued operations	0	0	(130)	0

Net Income (Loss)	(657)	(44)	(1,549)	122

Dividends on preferred stock	(71)	(70)	(213)	(212)

Net Income (Loss) applicable to common shareholders	$(728)	$(114)	$(1,762)	$(90)

Income/(Loss) per common share - Basic
Income/(Loss) from continuing operations	$(0.27)	$(0.04)	$(0.60)	$(0.03)
Income/(Loss) from discontinued operations	-	-	(0.05)	-
Net income/(loss) per common share Basic	$(0.27)	$(0.04)	$(0.65)	$(0.03)

Income/(Loss) per common share - Diluted
Income/(Loss) from continuing operations	$(0.27)	$(0.04)	$(0.60)	$(0.03)
Income/(Loss) from discontinued operations	-	-	(0.05)	-
Net Income/(Loss) per common share - Diluted	$(0.27)	$(0.04)	$(0.65)	$(0.03)

Weighted average shares - Basic	2,729	2,868	2,704	2,774
Weighted average shares - Diluted	2,729	2,868	2,704	2,774

Consolidated Balance Sheet	Dec 31,	Sep 30,
	2005	2006
	(Unaudited)

Cash	$360	$963
Accounts receivable and other current assets	1,174	1,290
Total current assets	1,534	2,253

Non-current assets	2,725	1,671

Total assets	$4,259	$3,924

Current liabilities	$1,596	$1,091
Shareholders' equity	2,663	2,833

Total liabilities and shareholders' equity	$4,259	$3,924